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                                                                  EXHIBIT 99-(L)

Northstar Life Insurance Company

The Treblock Building
301 East State Street
Ithaca, NY 14850-4325
Toll Free: 1-800-667-4631
Fax: 1-607-645-0544




                                                                 NORTHSTAR LIFE


September 8, 2003



Northstar Life Insurance Company
The Trebloc Building
301 East State Street
Ithaca, New York  14850


Re:  Variable Universal Life Contract


Dear Sir or Madam:

I, James E. Johnson, Actuary for Northstar Life Insurance Company attest to the following with regards to illustrations included in the registration statement as permitted by Item 26 of the Statement of Additional Information:

         1. The illustrations of account value and death benefits are consistent with the provisions of the Contract and Northstar Life Insurance Company's administrative procedures.

         2. The rate structure of the Contract has not been designed, and the assumptions for the illustrations (including sex, age, rating classification, and premium amount and payment schedule) have not been selected, so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be materially more favorable than for any other prospective purchaser with different assumptions.

         3. The illustrations are based on a commonly used rating classification and premium amounts and ages appropriate for the markets in which the Contract is sold.

Sincerely,

/s/James E. Johnson, FSA, MAAA

James E. Johnson, FSA, MAAA
Vice President and Actuary

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